As filed with the Securities and Exchange Commission on May 8, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

Virginia	46-5188184
(State of incorporation)	(I.R.S. Employer Identification No.)

333 East Franklin Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Media General, Inc. Amended & Restated Long-Term Incentive Plan

Media General, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Andrew C. Carington, Esquire

General Counsel and Secretary

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 887-5000

(Telephone number, including area code, of agent for service)

Mercury New Holdco, Inc.

(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Voting Common Stock, no par value	8,317,044 (3)	$16.57(4)	$137,813,419	$16,014 (5)
Voting Common Stock, no par value	808,766 (6)	$14.273(7)	$11,543,517	$1,342

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 9,125,810 shares, composed of (i) 7,717,044 shares of voting common stock, no par value (the “Voting Common Stock”), of Media General, Inc. f/k/a/ Mercury New Holdco, Inc. (the “Registrant”) under the Media General, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”); (ii) 600,000 shares of Voting Common Stock under the Media General, Inc. Employee Stock Purchase Plan (the “ESPP”); and (iii) 808,766 shares of Voting Common Stock that may be issued pursuant to outstanding options under the LTIP.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Voting Common Stock that become issuable under the LTIP and the ESPP by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of shares of Voting Common Stock.
(3)	Represents (i) 7,717,044 shares of Voting Common Stock that may be issued pursuant to the LTIP (other than shares of Voting Common Stock that may be issued pursuant to outstanding options under the LTIP) and (ii) 600,000 shares of Voting Common Stock that may be issued pursuant to the ESPP.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Voting Common Stock on the New York Stock Exchange on May 1, 2015.
(5)	Represents (i) $14,006 of registration fees which were previously paid in respect of 7,224,372 shares of Voting Common Stock which were registered on the Registration Statement on Form S-8 originally filed by the Registrant on December 22, 2014, as amended on February 3, 2015 (Registration No. 333-201200) (the “Prior Registration Statement”) and (ii) $2,008 in registration fees being paid in connection with this Registration Statement.
(6)	Represents shares of Voting Common Stock that may be issued pursuant to outstanding options under the LTIP.
(7)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for purposes of calculating the registration fee and based upon the weighted average exercise price of outstanding stock options.

EXPLANATORY NOTE

The Board of Directors of Media General, Inc. (the “Registrant”) (i) amended and restated the Media General, Inc. 1995 Long-Term Incentive Plan (as so amended and restated, the “LTIP”) on February 26, 2015 and (ii) adopted the Media General, Inc. Employee Stock Purchase Plan on January 29, 2015 (the “ESPP”), in each case subject to approval by the Company’s shareholders at the 2015 annual meeting. At the 2015 annual meeting, the shareholders voted to approve the LTIP and the ESPP. This Registration Statement is being filed by the Registrant relating to an aggregate of 9,125,810 shares of the Registrant’s voting common stock, no par value (the “Voting Common Stock”), that may be issued pursuant to the LTIP and the ESPP. The purpose of this Form S-8 is to register the aforementioned 9,125,810 shares of Voting Common Stock on this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” or “we,” shall mean Media General, Inc., a Virginia corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference in this Registration Statement the documents listed below.

a.	the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2014, as filed with the SEC on March 2, 2015;

b.	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 26, 2015, March 4, 2015, April 2, 2015, April 27, 2015 and April 29, 2015; and

c.	the disclosures set forth under the caption “Description of Our Capital Stock” contained in the Registrant’s registration statement on Form S-3 filed with the SEC on January 29, 2014, as supplemented by the Final Prospectus Supplement filed with the SEC on April 2, 2015.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation for breach of fiduciary duty, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. The Registrant’s amended and restated articles of incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believes, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The Registrant’s amended and restated articles of incorporation will provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or (b) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. The Registrant is also expressly required to pay or reimburse the reasonable expenses, including attorneys fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of the Registrant are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of Media General, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 23, 2014).

4.2	Amended and Restated Bylaws of Media General, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 23, 2014).

4.3	Media General, Inc. Amended and Restated Long-Term Incentive Plan, as amended and restated as of February 26, 2015, incorporated by reference to Appendix A of the Proxy Statement filed with the SEC on March 13, 2015 (File No. 001-06383).

4.4	Media General, Inc. Employee Stock Purchase Plan, adopted as of January 29, 2015, incorporated by reference to Appendix B of the Proxy Statement filed with the SEC on March 13, 2015 (File No. 001-06383).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.4*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia, on May 8, 2015.

MEDIA GENERAL, INC.

By:	/s/ Andrew C. Carington
Name:	Andrew C. Carington
Title:	Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of Media General, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 23, 2014).

4.2	Amended and Restated Bylaws of Media General, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 23, 2014).

4.3	Media General, Inc. Amended and Restated Long-Term Incentive Plan, as amended and restated as of February 26, 2015, incorporated by reference to Appendix A of the Proxy Statement filed with the SEC on March 13, 2015 (File No. 001-06383).

4.4	Media General, Inc. Employee Stock Purchase Plan, adopted as of January 29, 2015, incorporated by reference to Appendix B of the Proxy Statement filed with the SEC on March 13, 2015 (File No. 001-06383).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.4*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Filed herewith.